UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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RAYMOND JAMES FINANCIAL, INC.

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RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on February 20, 2014

To the Shareholders of Raymond James Financial, Inc.:

The annual meeting of shareholders of Raymond James Financial, Inc. (“Annual Meeting”) will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 20, 2014 at 4:30 p.m., for the following purposes:

1.	To elect eleven nominees to our Board of Directors; and
2.	To approve an advisory (non-binding) resolution on the Company’s executive compensation.

Only shareholders of record as of the close of business on December 13, 2013 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice. Whether or not you are able to attend in person, please complete, sign and return your proxy card, or vote via the Internet or the toll-free telephone number. Shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.

By order of the Board of Directors,
/s/ PAUL L. MATECKI
Paul L. Matecki, Secretary

January 17, 2014

YOUR VOTE IS IMPORTANT TO US. Under NYSE rules, brokers can no longer vote on your behalf for the election of directors or on executive compensation matters without your instructions. Whether or not you are able to attend the meeting in person, please vote on the matters to be considered at the meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope, or by telephone or internet vote.

Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to be held on February 20, 2014

The proxy statement, proxy card and 2013 annual report to shareholders are available at
www.RaymondJames.com under “Our Company — Investor Relations — Shareholders’ Meeting”

The annual meeting of shareholders of Raymond James Financial, Inc. will be held on February 20, 2014 at 4:30 p.m., at our offices at 880 Carillon Parkway, St. Petersburg, Florida.

The matters intended to be acted upon are:

1.	To elect eleven nominees to our Board of Directors; and
2.	To approve an advisory (non-binding) resolution on the Company’s executive compensation.

The Board of Directors recommends voting in favor of the nominees listed in the proxy statement and for approval of the advisory (non-binding) resolution on executive compensation.

The following proxy materials are being made available at the website location specified above:

1.	The proxy statement for the 2014 annual meeting of shareholders;
2.	The 2013 annual report to shareholders; and,
3.	The form of proxy card being distributed to shareholders in connection with the 2014 annual meeting of shareholders.

Control/identification numbers are contained in the proxy materials accompanying this notice.

To obtain directions to attend the annual meeting and vote in person at our headquarters, you may visit our website at www.raymondjames.com/shareholders or you may contact the Corporate Secretary at (727) 567-5185.

If the form of proxy is completed, signed and returned, the shares represented thereby will be voted at the meeting in accordance with your instructions. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting.

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (“we,” “our,” “us,” “RJF” or sometimes the “Company”) for the Annual Meeting of Shareholders to be held on February 20, 2014 at 4:30 p.m., or any adjournment thereof (“Annual Meeting”). These proxy materials are expected to be mailed on or about January 21, 2014, to all shareholders entitled to vote at the meeting.

If you are a shareholder of record and you complete, sign and return the accompanying proxy form, the shares represented thereby will be voted at the meeting in accordance with your instructions; if you sign and return the proxy but do not provide voting instructions, all of your shares will be voted “for” Proposals 1 and 2. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting.

If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Annual Meeting by submitting a later dated proxy to our Corporate Secretary, or delivering a written notice of revocation to our Corporate Secretary, at Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716. If you hold shares through a bank, broker or other holder of record, you must contact that entity to revoke any prior voting instructions.

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter. Each of the eleven nominees for election as director in Proposal 1 must receive more votes cast “for” such nominee’s election than cast “against” such nominee’s election in order to be elected in uncontested director elections. Similarly, approval of Proposal 2, and any other business that may properly come before the meeting, will each require that the votes cast “for” the action exceed the votes cast “against” the action. Because your vote on Proposal 2 is advisory only, the results of that vote will not be binding on the Board or the Company. However, the Company’s Corporate Governance, Nominating and Compensation Committee (the “CGN&C Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements.

Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of “routine” proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions on a non-routine matter and therefore does not have the discretion to vote the shares. Please note that, under NYSE rules, brokers that have not received voting instructions from their customers may not vote their customers’ shares on either elections of directors (Proposal 1) or the advisory vote on the Company’s executive compensation (Proposal 2). For both Proposal 1 and Proposal 2, abstentions and broker non-votes do not count as “votes cast” in the election. Shares represented at the Annual Meeting in person or by proxy, including abstentions, are counted for quorum purposes, however.

A copy of our 2013 annual report is being furnished to each shareholder together with this proxy statement. All proxy solicitation costs will be paid by us.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that certain banks and brokerage firms sent to certain shareholders, shareholders who share the same last name and address are receiving only one copy of our annual report and proxy statement, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a household mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please contact the Corporate Secretary at (727) 567-5185, or write to him care of Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have accounts containing Raymond James Financial stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives and help preserve our natural resources, you may want to take advantage of our electronic access program. See “Electronic Access to Proxy Materials and Annual Report; Internet Voting.”

ELECTRONIC ACCESS TO CORPORATE GOVERNANCE DOCUMENTS

We make available on our Internet site at www.raymondjames.com, under “Our Company — Investor Relations — Corporate Governance” a number of our corporate governance documents. These include: our Corporate Governance Principles, the charters of the Audit and Risk Committee (the “Audit Committee”) and the CGN&C Committee of the Board of Directors, the Senior Financial Officers’ Code of Ethics, the Codes of Ethics for Employees and the Board of Directors, and our Compensation Recoupment Policy. Printed copies of these documents will be furnished to any shareholder who requests them. Contact the Corporate Secretary at (727) 567-5185 or write to him care of Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716. The information on our Internet site is not incorporated by reference into this proxy statement.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT; INTERNET VOTING

This notice of Annual Meeting and proxy statement and the 2013 annual report are available on our Internet site. If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet. If you hold your shares through a bank, broker or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports electronically in lieu of receiving paper copies and how to vote your shares over the Internet. Opting to access your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

Most shareholders of record have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or, if you are a beneficial owner, the information forwarded by your bank, broker or other holder of record to see which options are available to you.

SHAREHOLDERS ENTITLED TO VOTE
AND
PRINCIPAL SHAREHOLDERS

Shareholders of record at the close of business on December 13, 2013 will be entitled to notice of, and to vote at, the Annual Meeting. As of December 13, 2013, there were 140,477,150 shares of common stock outstanding and entitled to vote. Shareholders are entitled to one vote per share on all matters.

The following table sets forth, as of December 13, 2013, information regarding the beneficial ownership of our common stock by each person known by us to own beneficially more than five percent of the shares of our common stock, each director, each nominee who is currently not a director, our Chief Executive Officer, Chief Financial Officer and the three other highest-paid executive officers (the “Named Executive Officers”), and all directors and executive officers as a group.

Beneficial ownership reported in the below table has been determined according to SEC regulations and includes shares that may be acquired within 60 days after December 13, 2013 upon (1) the exercise of outstanding stock options and (2) the vesting of restricted stock units. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. Except as indicated, no shares are pledged as security.

Name	Beneficially Owned Shares		Percent of Class
Thomas A. James, Executive Chairman, Director	15,042,232	(1)(2)	10.71%
Shelley G. Broader, Director	6,000	(3)(4)	*
Jeffrey N. Edwards, Nominee	2,000		*
Benjamin C. Esty, Nominee	300		*
Francis S. Godbold, Vice Chairman, Director	195,360	(1)	*
H. William Habermeyer, Jr., Director	2,500	(3)(5)	*
Chet Helck, EVP – RJF, CEO of Global Private Client Group – RJF, Director	179,136	(1)(6)	*
Gordon L. Johnson, Director	1,050	(3)	*
Jeffrey P. Julien, CFO, Executive Vice President	90,448	(1)(7)	*
Paul C. Reilly, CEO, Director	195,499	(1)(8)	*
Robert P. Saltzman, Director	8,500	(3)(9)	*
Hardwick Simmons, Director	47,906	(3)(10)	*
Susan N. Story, Director	8,500	(3)(11)	*
Jeffrey E. Trocin, President, Global Equities and Investment Banking – RJA	129,886	(1)(12)	*
Dennis W. Zank, COO – RJF, CEO, – RJA	212,902	(1)(13)	*
All Executive Officers and Directors as a Group (21 persons)	16,310,786	(1)(3)(14)	11.61%

*	Less than one percent.
(1)	Includes shares credited to Employee Stock Ownership Plan accounts.
(2)	Includes 11,908 restricted stock units (“RSUs”) that are eligible to vest as of or within 60 days from December 13, 2013. This number of beneficially owned shares also includes 1,325,508 shares owned by the Robert A. James Irrevocable Trust and 121,931 shares owned by the James’ Grandchildren’s Trust, for both of which Thomas A. James serves as trustee, and both of which have as beneficiaries other James family members. Thomas A. James disclaims any beneficial interest in these two trusts.

(3)	Each of the non-executive directors also holds 6,000 RSUs that vest 60% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% on the fifth anniversary of the grant date. Unvested RSUs are not included in the “beneficially owned shares” column.
(4)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013.
(5)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013.
(6)	Includes 17,090 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013 and 9,401 RSUs that are eligible to vest as of or within 60 days from December 13, 2013. As previously disclosed, Mr. Helck will not stand for re-election at the Annual Meeting and intends to resign as an executive officer effective February 21, 2014.
(7)	Includes 32,790 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013, 3,133 RSUs that are eligible to vest as of or within 60 days from December 13, 2013 and 24,168 shares of common stock held in margin accounts as of December 13, 2013.
(8)	Includes 19,590 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013 and 13,162 RSUs that are eligible to vest as of or within 60 days from December 13, 2013.
(9)	Includes 5,000 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013 and 1,000 shares of common stock held in a margin account as of December 13, 2013.
(10)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013.
(11)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013.
(12)	Includes 6,894 RSUs that are eligible to vest as of or within 60 days from December 13, 2013.
(13)	Includes 9,401 RSUs that are eligible to vest as of or within 60 days from December 13, 2013.
(14)	Includes 109,070 outstanding stock options that are exercisable as of or within 60 days from December 13, 2013 and 58,728 RSUs that are eligible to vest as of or within 60 days from December 13, 2013. This number of beneficially owned shares also includes 25,168 shares of common stock held in margin accounts as of December 13, 2013.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors presently consists of six independent directors and four affiliated directors. All of the current members of the Board of Directors have been proposed for re-election by the CGN&C Committee except for Mr. Helck, who has indicated that he will not stand for re-election. In addition, the Board of Directors is proposing that shareholders elect two additional nominees, Jeffrey N. Edwards and Benjamin C. Esty, as further described hereinbelow.

The eleven directors proposed for election are to hold office until the Annual Meeting of Shareholders in 2015 and until their respective successors shall have been elected. All of the nominees, except Messrs. Edwards and Esty, were elected by the shareholders on February 21, 2013, to serve until the Annual Meeting of Shareholders in 2014.

Should any nominee decline or be unable to accept such nomination to serve as a director due to events that are not presently anticipated, discretionary authority may be exercised by the holder of the proxies to vote for a substitute nominee.

Our By-laws provide for a majority voting standard for uncontested elections of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. If the director election is contested, however, directors will be elected by a plurality of the votes cast. To address the “holdover” director situation under the Florida Business Corporation Act, pursuant to which a director remains on the Board of Directors until his or her successor is elected and qualified, our Corporate Governance Principles require each incumbent nominee to submit an irrevocable contingent resignation letter prior to the mailing of the proxy statement for an annual meeting at which the nominee’s candidacy will be considered. If the nominee does not receive more votes cast “for” than “against” his or her election, the CGN&C Committee will recommend to the Board that it accept the nominee’s contingent resignation, unless it determines that acceptance of the resignation would not be in the interest of the Company or its shareholders. The Board of Directors will decide whether to accept the resignation at its next regularly scheduled meeting, but in no event later than 120 days following certification of the election results. The Board of Directors’ decision and its reasons will be promptly disclosed in a periodic or current report filed with the U.S. Securities and Exchange Commission (the “SEC”).

The Board of Directors strives to ensure diversity of representation among its members. Of the eleven director nominees, two are women and one is African-American. Maintaining board diversity is an important consideration, and when considering prospects for possible nomination to the Board of Directors, the CGN&C Committee reviews a wide variety of available information about potential candidates, including gender, race and ethnicity, experience, qualifications, attributes and skills.

Under the Company’s Corporate Governance Principles, Mr. Simmons, who turned 72 in June 2012, would normally have retired from the Board at the 2013 Annual Meeting. That provision was again waived by the Board of Directors in this case, however, as is permitted by those principles.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF
THE FOLLOWING NOMINEES:

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Shelley G. Broader*	49	President and Chief Executive Officer of Walmart Canada Corp. since September 2011. From March 2011 to March 2013, Director of Wal-Mart de México, which is publicly traded on the Mexican stock exchange. Former Chief Merchandising Officer of Walmart Canada Corp. from December 2010 to September 2011. Former Senior Vice President, Sam’s Club, a division of Wal-Mart Stores, Inc. from 2009 to 2010. Former President and Chief Operating Officer, Michaels Stores, Inc. from 2008 to 2009. President and Chief Executive Officer, Sweetbay Supermarket, a division of Kash n’ Karry Food Stores, Inc., from 2006 to 2008. President and Chief Executive Officer, Kash n’ Karry Food Stores, Inc. from 2003 to 2006. From 1991 to 2003, positions of increasing management responsibility at Hannaford Bros. Co., culminating in Senior Vice President, Business Strategy, Marketing and Communications. Prior financial service industry experience includes Massachusetts Financial Services Company and Assistant Vice President at First Albany Corporation. Member of The Retail Council of Canada and Catalyst Canada. Ms. Broader brings to our Board a current retail consumer marketing perspective from outside the financial services industry coupled with a degree of financial services experience early in her career. That perspective provides us with current insights into marketing to the younger segment of the population, which we expect to become more useful to us as those individuals’ need for financial services increases with their wealth and age. In addition, she has had full profit and loss responsibility for significant operations of both public and private companies over the last several years, including her current position at Walmart Canada Corp. Member of the Audit Committee.	2008
Jeffrey N. Edwards*	52	Mr. Edwards has been the Chief Operating Officer of New Vernon Advisers, LP (“NVA”), a registered investment advisor, since 2009. At NVA, he is responsible for legal, finance, administration, risk management, technology and investor relations. He also serves on that firm’s investment committee. Prior to joining NVA, he spent 22 years at Merrill Lynch & Co., Inc., most recently as Vice Chairman. Previous positions included Chief Financial Officer, Head of Investment Banking for the Americas, Head of Global Capital Markets and Financing, and Co-head of Global Equities. He was a director of The NASDAQ Stock Market from 2004 – 2006. Mr. Edwards brings to the board more than two decades of capital markets and corporate finance experience at a large, global financial services firm.	Nominee

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Benjamin C. Esty*	51	The Roy and Elizabeth Simmons Professor of Business Administration at the Harvard Graduate School of Business Administration since 2005 and Head of the Finance Unit (i.e., department) since 2009, Professor Esty has taught at Harvard about finance, financial strategy, and financial institutions for more than 20 years. He was the founding faculty chairman of Harvard’s General Management Program, a comprehensive leadership program for senior executives, and has participated in leadership development programs for companies and organizations outside academia. He was an independent trustee for the Eaton Vance family of mutual funds from 2005 to December 2013 and served as the Chairman of the Portfolio Management Committee from June 2008 to December 31, 2013. He also served on the Governance and Contract Review Committees. Professor Esty was a member of the board of the Harvard University Employees Credit Union from 1995 to 2001, where he served on the finance committee that dealt with asset and liability management, setting loan and deposit rates, and doing financial forecasting/planning. Professor Esty would provide the board with an independent director with extensive knowledge of finance and in-depth experience in the mutual fund/investment management business, including evaluation of fund performance, investment strategies, valuation analysis, and trading and risk management. That knowledge and experience would be valuable to the board with respect to the Company’s investment banking, commercial banking, and asset management businesses as well as its own financing activities. In addition, Professor Esty’s experience in leadership development would assist the board in its oversight of the management succession process.	Nominee
Francis S. Godbold	70	Vice Chairman of RJF since 2002. Director and Officer of various affiliated entities, including serving as a director of Raymond James Bank, N.A. (“RJ Bank”) and a member of its Executive Loan committee. Trustee of Georgia Tech Foundation, Inc. from June 2003 to June 2011 and Trustee Emeritus since June 2011. Mr. Godbold brings 43 years of management experience at our Company, including 15 years of service as President of the Company, capital market transaction experience in both favorable and difficult markets, significant stock ownership and an enduring commitment to our Company.	1977

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
H. William Habermeyer, Jr.*	71	Director, Southern Company since 2007. Director, Biltmore Farms, LLC since 2007. Former Director, USEC, Inc. from 2008 to 2013. Former President and CEO, Progress Energy Florida from 2000 to 2006. Vice President, Carolina Power & Light from 1993 to 2000. U.S. Navy from 1964 to 1992 — retired a Rear Admiral. Mr. Habermeyer had a 42 year career involving managing in large, complex organizations, extensive familiarity with the challenges of operating a business in a highly regulated environment, and experience as a public company CEO. Member of the Audit Committee.	2003
Thomas A. James	71	Chairman of the Board of RJF since 1983, having also served as Chief Executive Officer from 1970 to April 30, 2010. As Chief Executive Officer, Mr. James chaired the Company’s Operating Committee (now known as the Executive Committee), the monthly financial review and the budget process. As Executive Chairman, Mr. James still participates in those activities. Mr. James continues to chair RJF’s Compliance and Standards Committee. Mr. James has been active in the Financial Services Roundtable since 2000, and served as its Chairman in 2007. He is a former Chairman of The Florida Council of 100 and a former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). As our former Chief Executive Officer and current Executive Chairman, Mr. James’ more than 40 years of service to the Company as CEO brings to the board a unique understanding of our businesses and the financial services industry as well as the perspective of an entrepreneur who led the building of our Company, which his father founded. His paternal commitment to the Company, including his large stock ownership position, means he is strongly aligned with the interests of shareholders. He has been a certified financial planner since 1978. As CEO, he exercised direct oversight of our chief financial officer. Mr. James serves on the board of Cora Health Services, Inc. and was a director of OSI Restaurant Partners, Inc. from 2002 to 2008. During his career, he served on the boards of seven other companies.	1963

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Gordon L. Johnson*	56	President of Highway Safety Devices, Inc., a 150-employee company that installs and repairs signalization, guardrails, signage and street lighting related to municipal roadway projects since 2005; Director, RJ Bank since May 1, 2007; Director, AvMed, Inc., the largest Florida non-profit health plan since December 2008; Director, Florida Transportation Builders Association since June 2007; banking manager and executive for 23 years, including 20 with Bank of America and its predecessors; CEO of Stonegate Partners, LLC, a financial buyout firm, from 2002 to 2004. Mr. Johnson brings 23 years of experience with unaffiliated banks and six years as a director of RJ Bank to the parent board at a time when RJ Bank has become a significant segment of the overall company. He also brings the perspective of an entrepreneur and consumer of business related financial services. Member of the CGN&C Committee.	2010
Paul C. Reilly	59	Chief Executive Officer of RJF since May 1, 2010. Prior to that he was President of RJF from May 1, 2009 to April 30, 2010. Mr. Reilly was a non-employee, independent director of the Company from January 2006 until May 1, 2009 and chaired the Audit Committee from May 21, 2008 until May 1, 2009. Former Executive Chairman, Korn Ferry International from July 1, 2007 to April 30, 2009. Chairman and Chief Executive Officer, Korn Ferry International from 2001 to 2007. Chief Executive Officer, KPMG International from 1998 to 2001. Prior to being named to that position, he was Vice Chairman, Financial Services of KPMG LLP, the United States member firm of KPMG International. Mr. Reilly is a member of The Florida Council of 100, member of the Financial Services Roundtable, Director of United Way Suncoast and member of The University of Notre Dame Business Advisory Council. Mr. Reilly’s prior experience as chief executive officer of two complex and global organizations, one of which was a public company, combined with his background as a CPA and financial services consultant, brings a perspective to the board beyond the financial services industry, while his previous service on our board provides continuity with prior senior management.	2006

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Robert P. Saltzman*	71	Since retiring as President and Chief Executive Officer of Jackson National Life Insurance Company in 2001, Mr. Saltzman has managed his personal investments, occasionally consulted with parties unaffiliated with the Company on life insurance matters and assisted a family member in connection with the purchase and financing of a private company in which he now is an investor. Mr. Saltzman was a director of WNC First Corporation, a privately held property and casualty insurance underwriter, from November 2004 to June 2011. He also served as a Director and Audit Committee Chairman of Enhance Financial Services, a New York Stock Exchange (“NYSE”) listed company, from 1998 until its acquisition in March, 2001. Mr. Saltzman serves as a Life Trustee of Northwestern University. Mr. Saltzman’s 37 year career in the financial services industry included chief executive officer positions at major life insurers. In that role he also oversaw bank and broker-dealer affiliates as well as full service asset management companies and thus he has experience in the management of large, complex organizations that are also subject to extensive regulation. Thus, Mr. Saltzman’s experience correlates very well with the role of a company director. Chair of the CGN&C Committee.	2007
Hardwick Simmons*	73	Director, Lions Gate Entertainment Corp. since 2005. Director of two privately held companies, Stonetex Oil Company and Invivoscribe Technologies, Inc. Former Director of Geneva Acquisition Corp. from 2007 until 2009. Former Chairman and CEO of The NASDAQ Stock Market from 2001 to 2003. President and CEO of Prudential Securities from 1990 to 2001. President, Shearson Lehman Brothers — Private Client Group, from 1983 to 1990. Former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). Former Director of the National Association of Securities Dealers. Mr. Simmons’ 37 year career encompassed a number of aspects that are relevant to his role as one of our directors. He was the Chairman and CEO of a public company for two years, the president and CEO of a broker-dealer subsidiary of a major insurance company for eleven years, and president of the private client group of another brokerage firm for seven years. Those positions together with his securities industry trade association service and directorship with a
		self-regulatory organization provide us with a broad and historical perspective on our business and its regulatory environment. Lead Director and Chair of the Audit Committee.	2003

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Susan N. Story*	53	President and Chief Executive Officer of American Water Works Company, Inc., the largest publicly traded U.S. water and wastewater utility company, effective May 9, 2014. Ms. Story has been its Senior Vice President and Chief Financial Officer since April 1, 2013. Prior to that, Ms. Story was Executive Vice President of the Southern Company, and President and CEO of Southern Company Services, Inc. from January 2011 to March 2013. Ms. Story was President and Chief Executive Officer, Gulf Power Company from 2003 to 2010. Executive Vice President, Southern Company Services, Inc., 2001 to 2003. Senior Vice President, Southern Power Company, 2002 to 2003. Past Chair, Florida Chamber of Commerce. Chairman of the Board, Gulf Power Company, 2003 to 2010. Former Chair, The Florida Council of 100. Former Vice Chair, Enterprise Florida. Member, Board of Advisors, H. Lee Moffitt Cancer Center & Research Institute. Member, Board of Directors of the Bipartisan Policy Center. Previously, Ms. Story served as national chair for the Center for Energy Workforce Development and on the boards of the National Renewable Energy Laboratory and the Alliance to Save Energy. Ms. Story’s seven year tenure as the CEO of an electric public utility has provided her in-depth experience with the following challenges that our Company also faces: dealing with regulators; managing complex organizations; addressing the impact of technological advances on daily operations; overseeing cyber security protocols; dealing with a changing workforce population and mitigating rising employee healthcare costs. With an engineering undergraduate degree, an advanced degree in business administration and coursework in finance, she brings a diversified educational background to the issues our board faces. Member of the CGN&C Committee.	2008

*	Determined to be “independent” under NYSE standards; see “Information Regarding Board and Committee Structure” below.
(1)	Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE

The Board of Directors held four regular meetings during fiscal 2013. All directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served during fiscal 2013.

The current standing committees of the Board of Directors are the CGN&C Committee, the Audit Committee and the Securities Repurchase Committee (formerly known as the Stock Repurchase Committee). The CGN&C Committee met six times during the fiscal year. The Audit Committee met nine times during the fiscal year. The Securities Repurchase Committee, which has authority from the Board of Directors to approve certain purchases of our stock or notes from time to time and consists of Thomas A. James, Hardwick Simmons and Robert P. Saltzman, did not meet during fiscal 2013. The activities of the CGN&C Committee and the Audit Committee are set out in their reports below.

In connection with our shelf registration statement filed with the SEC in May 2009 and renewed in May 2012, the Board of Directors created, in August 2009, a special committee to approve the terms of securities offered thereunder. That committee did not meet in fiscal 2013. The members of that committee include Thomas A. James, Paul C. Reilly and Hardwick Simmons, with Robert P. Saltzman and Francis S. Godbold as alternate members.

The CGN&C Committee is comprised of three independent directors as determined under NYSE rules. This committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last revised by the Board of Directors in February 2013. The CGN&C Committee identifies potential nominees to the Board of Directors, including candidates recommended by management, and reviews their qualifications and experience. Candidates for board membership are expected to demonstrate high standards of integrity and character and offer important perspectives on some aspect of our business based on their own business experience.

The CGN&C Committee has not adopted any specific process or policy for considering nominees put forward by shareholders and has never been requested to consider such a nominee.

As required under NYSE rules, the CGN&C Committee has also determined that the directors identified as “independent” have no material relationship with the Company that would impair their independence.

The Company separated the offices of Chairman of the Board and Chief Executive Officer in May of 2010, when Paul Reilly became Chief Executive Officer. Mr. Reilly succeeded Thomas James as CEO. Mr. James had been CEO since 1970 and is the Company’s largest shareholder. In light of his significant experience with, and detailed knowledge of, the Company’s business operations, his desire to remain involved with the Company and his ongoing financial interest, the Board considered it most appropriate that he retain the office of Chairman of the Board. This leadership structure permits Mr. Reilly to pursue strategic and operational objectives, including a focus on core business segments, while the Company continues to benefit from the extensive experience and knowledge of Mr. James. As a result, this structure affords the Company an effective combination of internal and external experience and continuity. The Board of Directors’ administration of risk oversight has not affected the leadership structure of the Board of Directors.

Mr. Hardwick Simmons is our Lead Director. As such, he presides at the regular executive sessions of the non-executive directors. Shareholders and other interested parties may communicate with our directors, including Mr. Simmons, or any of the individual independent directors, by writing to them at our headquarters, or by contact through our website. Communications addressed to the Board of Directors will be reviewed by our Corporate Secretary and directed to them for their consideration, if appropriate.

It is our policy that directors attend the Annual Meeting of Shareholders; at the Annual Meeting of Shareholders held on February 21, 2013, all of our directors were present except for Mr. Saltzman, who was absent due to illness.

DIRECTOR COMPENSATION

In fiscal 2013, our non-employee directors received a $50,000 annual retainer, a $7,500 attendance fee for each regular meeting, a $500 attendance fee for each telephonic meeting and a $1,000 attendance fee for each regular committee meeting. The Lead Director received an additional $20,000, the Audit Committee Chair received an additional $15,000 and the Chair of the CGN&C Committee received an additional $10,000, as part of their respective annual retainers. When any two of these positions were held by the same director, the higher fee and 50% of the lower fee, rather than both fees, were paid to that director. Management directors do not receive any additional compensation for service as directors.

Directors of the Company are eligible for equity awards under our 2012 Stock Incentive Plan (“2012 Plan”), which was approved by shareholders at the 2012 annual meeting. That plan is the successor to several previous equity plans, including the Amended Stock Option Plan for Outside Directors and the 2005 Restricted Stock Plan, in which our outside directors were eligible to participate. Since February 2011, each outside director has been awarded 2,000 restricted stock units (“RSUs”) each year in lieu of the 2,500 stock options awarded annually in previous years. These RSUs vest 60% on the third anniversary of the grant, 20% on the fourth anniversary and 20% on the fifth anniversary.

The table below sets forth the compensation, and the components thereof, paid to our directors who are not executive officers for service during fiscal year 2013. Mr. James, an executive officer, does not receive any additional compensation for services as a director.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED SEPTEMBER 30, 2013

Name	Fees Paid in Cash		Stock Awards (1)	All Other Compensation	Total
Shelley G. Broader (2)	$86,500		$89,860	—	$176,360
Francis S. Godbold (3)	—		—	$124,684	$124,684
H. William Habermeyer, Jr. (4)	$78,500		$89,860	—	$168,360
Gordon L. Johnson (5)	$117,500	(9)	$89,860	—	$207,360
Robert P. Saltzman (6)	$95,500		$89,860	—	$185,360
Hardwick Simmons (7)	$114,000		$89,860	—	$203,860
Susan N. Story (8)	$85,000		$89,860	—	$174,860

(1)	The amounts shown in this column represent the aggregate grant date fair value of RSUs granted to our directors who are not Named Executive Officers in fiscal year 2013. The grant date fair value per share of the RSUs granted to each of the directors in fiscal year 2013 under Accounting Standards Codification (ASC) Topic 718 (“ASC Topic 718”) was $44.93.
(2)	As of September 30, 2013, Ms. Broader held (a) outstanding options to purchase 5,000 shares of our common stock and (b) 6,000 RSUs.
(3)	Mr. Godbold is an officer, other than an executive officer, who does not receive any additional compensation for services provided as a director. The amounts shown in this table reflect his compensation as an employee.

(4)	As of September 30, 2013, Mr. Habermeyer held (a) outstanding options to purchase 2,500 shares of our common stock and (b) 6,000 RSUs.
(5)	As of September 30, 2013, Mr. Johnson held 6,000 RSUs.
(6)	As of September 30, 2013, Mr. Saltzman held (a) outstanding options to purchase 5,000 shares of our common stock and (b) 6,000 RSUs.
(7)	As of September 30, 2013, Mr. Simmons held (a) outstanding options to purchase 2,500 shares of our common stock and (b) 6,000 RSUs.
(8)	As of September 30, 2013, Ms. Story held (a) outstanding options to purchase 5,000 shares of our common stock and (b) 6,000 RSUs.
(9)	The fees paid in cash to Mr. Johnson include $32,000 in fees paid to him by RJ Bank as a director of RJ Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2013, except that Shelley G. Broader, a member of the Board of Directors, inadvertently filed a late Form 4 on December 14, 2012 to report the sale of shares, and Paul L. Matecki, an executive officer, inadvertently filed a late Form 4 on December 18, 2012 with respect to the award of RSUs as a portion of his annual bonus for fiscal 2012 due to an internal Company communication failure.

REPORT OF THE AUDIT AND RISK COMMITTEE OF THE BOARD OF DIRECTORS

The Audit and Risk Committee (formerly known as the Audit Committee, the “Audit Committee”) of the Board of Directors consists of Hardwick Simmons (Chair), H. William Habermeyer and Shelley G. Broader. This committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last approved by the Board of Directors on May 22, 2013. The Audit Committee acts on behalf of the Board of Directors in fulfilling its oversight responsibilities with respect to our financial reporting, the qualifications and independence of the independent registered public accounting firm, our systems of internal controls, risk management and our procedures for establishing compliance with legal and regulatory requirements. On August 22, 2013, the Board of Directors approved the change in the name of the Audit Committee to the “Audit and Risk Committee” in order to reflect its on-going efforts to review enterprise risk management matters on a quarterly basis.

The Charter of the Audit Committee provides that the committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm engaged as our independent auditor and must approve in advance any work to be performed by that independent registered public accounting firm. The Audit Committee has not established any general pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm.

In addition to four regularly scheduled meetings during the course of the fiscal year, members of the Audit Committee held five telephonic meetings, generally to review with management and representatives of KPMG LLP our quarterly and fiscal year financial results prior to their release to the public.

We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (“CRO”). Working closely together, the CRO and other managers have prepared a series of qualitative appetite statements that articulate our conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define our adherence to our risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of our Enterprise Risk Management Committee (“ERMC”) which is chaired by the CRO. The Audit Committee subsequently reviews and approves our risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the Audit Committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. The Chairman of the Audit Committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.

Members of the Audit Committee have reviewed and discussed with management and with representatives of KPMG LLP the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2013. The consolidated financial statements for fiscal 2013 are contained in our annual report on Form 10-K. In addition, the Audit Committee reviewed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The Audit Committee also reviewed with KPMG LLP our critical accounting policies and practices and certain written communications between KPMG LLP and our management.

Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm’s report with respect to the financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal 2013 for filing with the SEC. The Board of Directors approved the recommendation.

Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.

The Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee Financial Expert under SEC rules and as “independent” under NYSE rules.

Hardwick Simmons, Chair H. William Habermeyer, Jr. Shelley G. Broader

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Summary of 2013 Compensation Decisions

Chief Executive Officer Compensation

Mr. Reilly’s salary was increased 2% to $445,000 for calendar year 2013. He was awarded an annual bonus of $4,500,000 for fiscal year 2013, approximately $3,200,000 of which was paid in cash and $1,300,000 in restricted stock units. He was also given a bonus of $482,000 in restricted stock units supplemental to his annual bonus.

Other Named Executive Officer Salaries

The CGN&C Committee approved executive officer salary raises of approximately 2% for calendar year 2013, except that Mr. Zank received a 6.6% raise in order to reflect the increased responsibilities of his position as Chief Operating Officer.

Other Named Executive Officer Annual Bonuses

The other Named Executive Officers were awarded annual bonuses ranging from 109% to 133% of their target bonus.

Incentive Compensation Program Emphasizes Long Term Performance Incentives

Beginning with fiscal year 2012, our senior executive compensation architecture changed. At that time, we introduced revised compensation targets involving two principal changes. First, annual bonuses for members of the Executive Committee and Mr. James would be funded by a pool of up to 6% of our consolidated pre-tax income, rather than a percentage of business unit results. Second, half of the restricted stock units awarded as a portion of the annual bonuses would be subject to performance-based vesting (i.e., they would be settled for a number of shares ranging from 0% to 150% of the face amount of the grant, depending upon our achievement of specified levels of average after-tax return on equity for the next three fiscal years), rather than vesting solely based on the passage of time, as had previously been the case. This added a long-term performance component to our compensation architecture that the CGN&C Committee believed would better align our senior executives’ interests with those of our shareholders. The CGN&C Committee continued to apply this methodology for fiscal 2013, as explained in greater detail below.

Link between 2013 Company Performance and Named Executive Officer Direct Compensation

Fiscal 2013 Highlights

We achieved record annual net revenues of $4.48 billion and record annual net income of $367.2 million in fiscal year 2013. We also achieved record client assets under administration and record assets under discretionary management. The fiscal year 2012 results include only six months of operations of Morgan

Keegan & Company, LLC (formerly known as Morgan Keegan & Company, Inc., “Morgan Keegan”), which we acquired on April 2, 2012. The following table summarizes key financial results for fiscal year 2013 as compared to fiscal year 2012 (in millions, except per share amounts):

Measure	Fiscal 2013	Fiscal 2012	Increase
Total Revenues	$4,595.8	$3,897.9	18%
Net Revenues	$4,485.4	$3,806.5	18%
Net Income (to RJF)	$367.2	$295.9	24%
Earnings per Share (Diluted)	$2.58	$2.20	17%
Client Assets under Administration	$425,400	$386,300	10%
Assets under Discretionary Management	$55,989	$42,784	31%

Named Executive Officer Annual Direct Compensation

The following table compares annual direct compensation of our Named Executive Officers for fiscal year 2013 and fiscal year 2012. For purposes of this table, “annual direct compensation” consists of salary for the fiscal year indicated, annual bonus (cash and equity components) and stock options earned concurrently with annual bonus awards for a fiscal year but awarded in the subsequent fiscal year. It also includes a supplemental award of restricted stock units to Mr. Reilly for fiscal year 2013 and awarded in fiscal year 2014.

Officer	Fiscal 2013 Annual Direct Compensation	Fiscal 2012 Annual Direct Compensation	Increase (Decrease)
Paul C. Reilly Chief Executive Officer – RJF	$5,631,064	$4,189,250	34%
Dennis W. Zank Chief Operating Officer – RJF	$2,921,564	$2,753,250	6%
Chet Helck (1) Executive Vice President – RJF	$2,728,750	$2,730,500	—
Jeffrey E. Trocin President, Global Equities and Investment Banking – RJA	$3,005,314	$1,844,550	63%
Jeffrey P. Julien Chief Financial Officer – RJF	$2,060,314	$1,750,500	18%

(1)	As previously disclosed, Mr. Helck has indicated that he intends to retire as an executive officer effective February 21, 2014.

The above table is presented to show how the CGN&C Committee viewed compensation decisions, but it differs substantially from the Summary Compensation Table required by the SEC and is not a substitute for the information required by the Summary Compensation Table which is on page 31 of this proxy statement. See pages 28 – 29 of this proxy statement for an explanation of the differences between the information provided in the Annual Direct Compensation table and the Summary Compensation Table.

Link between Five Year Total Shareholder Return and Chief Executive Officer Compensation

Over the past five years, our chief executive officers’ (i.e., Messrs. James and Reilly) annual bonuses have comprised a substantial portion of their compensation. The basis of the size of that bonus has been a percentage of the Company’s pre-tax income. While our financial performance does not correlate perfectly with the market price of our common stock, we believe that the following graph demonstrates that our chief executive officers’ total compensation has correlated well to total shareholder return over the time period indicated. The graph shows the total shareholder return on $100 invested in the Company’s stock on September 30, 2008 compared with total compensation of our chief executive officer. (Total compensation includes both cash and equity bonus components, as well as the value of stock options, for the fiscal year in which they were earned and all other compensation. This differs from the presentation in the SEC’s Summary Compensation Table, which reflects the equity portion of the annual bonus and the value of stock options in the fiscal year in which they were granted.)

Overview and Philosophy

The CGN&C Committee’s goal is to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with our long-term interests and those of our shareholders. In doing so, individual performance, the compensation of executives of similar firms and our financial results are considered.

The CGN&C Committee reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for members of our Executive Committee, which includes all of our Named Executive Officers and all but three of our executive officers. The CGN&C Committee consists of Robert P. Saltzman (Chair), Gordon L. Johnson and Susan N. Story. Our Board of Directors normally approves grants of options and restricted stock units, based upon the recommendations of the CGN&C Committee, with awards to persons subject to Section 162(m) being approved only by the CGN&C Committee. Our Chief Executive Officer makes recommendations to the CGN&C Committee concerning the compensation of other Executive Committee members. Most recently, in August 2010, the Executive Chairman made recommendations to the CGN&C Committee concerning the compensation of non-employee directors. Prior to 2011, we had not engaged compensation consultants in connection with executive or director compensation, but had used financial industry comparative compensation surveys and information from public company disclosures.

Total Compensation

Our objectives have been met through a compensation package that included four major components — base salary, annual bonus (including restricted stock prior to November 2010 and restricted stock units beginning with grants made in November 2010), stock option awards and retirement plan contributions. For fiscal year 2013, the CGN&C Committee established compensation targets for members of the Executive Committee with respect to their salary and annual bonus awards.

Target Compensation

Commencing with fiscal year 2012, the CGN&C Committee implemented a change in our approach to senior executive compensation by adopting compensation targets for our senior executive officers. Since fiscal year 2012, the annual bonuses of the senior executive officers have been funded from a pool that would not exceed 6% of the Company’s consolidated pre-tax income, and any individual bonus would not exceed 3%. Previously, the annual bonus payable to most senior executive officers had been derived from individual formulas based upon the pre-tax income of the business segment for which they were responsible. As in prior years, a portion of a senior officer’s annual bonus would be paid in restricted stock units. However, commencing with fiscal year 2012, half of those restricted stock units awarded would vest in three years, while the other half would performance vest, i.e., they will be settled for a number of shares ranging from zero to 150% of the face amount of the grant, based upon the Company attaining certain defined thresholds in average after-tax return on equity for the next three fiscal years. The 2012 compensation targets were based upon historical compensation, peer market data from Pay Governance LLC, financial industry surveys and fiscal 2012 budget projections.

The fiscal year 2013 annual bonus targets of the Named Executive Officers remained unchanged from 2012, except that Mr. Reilly’s bonus target was increased from $3.6 million $3.9 million. The fiscal year 2013 targets were as follows:

Officer	2013 Salary*	2013 Bonus Target
Paul C. Reilly	$445,000	$3,900,000
Dennis W. Zank	$320,000	$2,200,000
Chet Helck (1)	$330,000	$2,200,000
Jeffrey E. Trocin	$300,000	$2,250,000
Jeffrey P. Julien	$255,000	$1,200,000

*	For calendar year 2013; salaries are adjusted January 1 of each year.
(1)	As previously disclosed, Mr. Helck has indicated that he intends to retire as an executive officer effective February 21, 2014.

Base Salary

For our executive officers, the cash and restricted stock units compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. Salaries are reviewed and adjusted in December of each year effective January 1, consistent with our practice for other employees.

Incentive Opportunity

In a change disclosed in the 2012 proxy statement, the CGN&C Committee determined that fiscal year annual bonuses for members of the Executive Committee and Mr. James would be funded by a pool of up to 6% of consolidated pre-tax income, rather than from individual pools based upon relevant business unit results. The emphasis on total firm profit-based compensation serves two functions: it encourages executives to be conscious of the “bottom line” and it aligns our total compensation structure with profitability, which is advantageous to the firm given the cyclical nature of the securities industry.

We have historically issued a form of restricted equity in lieu of cash for a portion of bonus amounts when the aggregate amount of the bonus exceeds $275,000. Delivering equity that vests over time, rather than cash, incentivizes employees to remain with the Company, thus providing a retention element to the bonus. Since August 2010, the portion of those bonuses awarded in RSUs has been as follows:

Bonus	Portion in RSUs
$250,000 – $500,000	10%
$500,001 – $1,000,000	15%
$1,000,001 – $2,000,000	20%
$2,000,001 – $3,000,000	25%
Above $3,000,000	50%

The number of RSUs issued to members of our Executive Committee was determined by dividing the dollar amount of the portion of the annual bonus allocated to RSUs by the market value at the date of grant, and the number of RSUs issued to other employees was determined dividing the dollar amount by 90% of the market value at the date of grant. Beginning with bonuses for fiscal 2012, one half of the RSUs awarded to members of the Executive Committee time-vests after three years. The other half performance vests; i.e., the award will be settled for a number of shares ranging from zero to 150% of the face amount of the grant based upon the Company attaining certain defined thresholds in average after-tax return on equity for the next three fiscal years as follows (with the results to be interpolated as necessary):

3-Year Average After-tax ROE	RSU Settlement
>18%	150%
15%	125%
12%	100%
9%	75%
6%	50%
<6%	0%

The CGN&C Committee, pursuant to the authority granted in Section 6(c) of the Company’s 2012 Plan, determined at its November 20, 2013 meeting that, for purposes of calculating the average after-tax return on equity for the three-year performance cycle ending 2015, the Company’s fiscal year 2013 reported results on a GAAP basis should be adjusted to exclude the effect of the following extraordinary and non-recurring items: (1) the Morgan Keegan acquisition-related expenses; (2) RJF’s share of the goodwill impairment expense of

Raymond James European Securities, Inc. (“RJES”); (3) the RJES restructuring expense; and (4) the impact of the foregoing adjustments on reported GAAP equity for fiscal year 2013, all as set forth in the reconciliation schedule published on page 39 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2013.

Stock Options

The third component of the compensation package, incentive and non-qualified stock option awards, is designed, along with the restricted stock units, to provide a direct link between the long-term interests of executive officers and shareholders. Prior to November 2012, options had been granted every two years to key management employees. In November 2012, the Company began awarding key management employees options on an annual basis. Accordingly, individual awards were approximately one-half of the previously biennial option awards made in November 2011. From time to time, stock options may also be granted when a special situation exists, as inducements when employees are hired, or if job performance or a change in job responsibilities warrants. It is our policy to maintain the number of outstanding options at less than ten percent of our outstanding shares. In November 2013 (which is in fiscal year 2014), all of the Named Executive Officers were granted an equal number of options. Mr. Helck declined those options.

During the past five years, the number of shares subject to outstanding options has represented between 3.4% and 4.8% of our outstanding shares. The award of options has been intended to be a retention and shareholder alignment device rather than a major component of compensation. There has therefore been no direct relationship between the number of options granted and the amount of annual bonuses.

No Backdating or Spring Loading.  We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Our general practice is to have grants of options reviewed and recommended by the CGN&C Committee and approved by the Board of Directors.

Retirement Plans

The fourth component of the compensation package is our contribution to various retirement plans, contributions to two of which are based on compensation levels and years of service of the employee. We maintain three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon our overall profits. Since inception of the 401(k) plan in 1987, we have matched a portion of the amount contributed annually by employees to their 401(k) accounts. For fiscal year 2013, the plan provided that the Company would match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to employees who meet the length of service and minimum hours worked requirements specified in the plans. We also maintain a non-qualified long term incentive plan for highly compensated employees, including executive officers. Eligibility is restricted to those who meet certain compensation levels set annually in advance by the CGN&C Committee. The cliff vesting schedule of this plan is designed to encourage long-term employment with the firm. Contributions to this plan are also dependent upon our earnings. Beginning with calendar year 2013, the Company is offering highly compensated employees, including executive officers, the opportunity to voluntarily defer a portion of their compensation.

In addition, we have an employee stock purchase plan that allows employees to purchase shares of our common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations, including a one-year holding period.

The Named Executive Officers participate in these plans on the same basis as other employees.

2013 Compensation Decisions

2013 Base Salary Increases

The CGN&C Committee discussed and took into account the recommendations of our Chief Executive Officer, Mr. Reilly, who consulted with Mr. James, his predecessor as Chief Executive Officer and our largest shareholder, with respect to the base salaries of the Named Executive Officers for calendar year 2013, other than himself. (Mr. Reilly had the benefit of financial industry compensation surveys and research by our Human Resources Department with respect to our Peer Group (described hereinbelow) when preparing his recommendations.) The Company has historically recommended base salary increases for executive officers by an amount that approximates the percentage increases applied to our overall employee population, except for situations involving promotions and/or expanded responsibility. Mr. Reilly adhered to that practice for calendar year 2013.

2013 Bonus Awards

In November 2013, the CGN&C Committee reviewed the size of the pool resulting from 6% of consolidated pre-tax income for fiscal year 2013. Mr. Reilly consulted with Mr. James and made recommendations to the CGN&C Committee for the annual bonuses to be awarded to members of the Executive Committee (including each Named Executive Officer other than himself and Mr. James), based on an assessment of their performance against previously determined individual goals. The CGN&C Committee approved the recommendations for the Named Executive Officers.

Mr. Zank’s bonus was awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s objective and subjective evaluation of the following achievements: playing an important role in the integration of Morgan Keegan financial advisors onto the Raymond James system and achieving cost synergies; and, proactively assuming the role of interim head of the Human Resources Department as well as the officer to whom the General Counsel and the head of the Office Services department reports. Mr. Zank was awarded an annual bonus of $2,400,000.

Mr. Helck’s bonus was awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s objective and subjective evaluation of the following achievements: outstanding leadership as Chairman of the Securities Industry and Financial Markets Association; acceptable financial results; improving coordination and cooperation of Raymond James & Associates, Inc. (“RJA”) and Raymond James Financial Services, Inc. recruiting teams to ensure that all affiliation options were presented to potential financial advisor recruits; and, helping to consolidate product support, recruiting and compliance functions to achieve increased efficiency. Mr. Helck was awarded an annual bonus of $2,400,000.

Mr. Trocin’s bonus was awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s objective and subjective evaluation of the following achievements: leading our U.S. Equity Capital Markets businesses (excluding the tax credit funds business) from an operating loss in fiscal year 2012 to a material operating profit contributor in fiscal year 2013; focusing on expenses while significantly growing revenues of the U.S. Equity Capital Markets unit with improved margins; continuing to build an excellent mergers and acquisition business within investment banking; and promoting a new co-head of investment banking. Mr. Trocin was awarded an annual bonus of $2,500,000.

Mr. Julien’s bonus was awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s objective and subjective evaluation of the following achievements: supervising our bank and our trust company’s continued growth, as both had record years with results well above budget; overseeing successful financial modeling of the Morgan Keegan transaction, which facilitated budgeting for integration; keeping the analyst community well informed of financial aspects of the Morgan Keegan integration; formalizing the investor relations function by recruiting and developing an additional person with financial expertise, resulting in an extended outreach to analysts, investors and credit rating agencies. Mr. Julien was awarded an annual bonus of $1,600,000.

2013 Stock Option Awards

Upon the recommendation of the Chief Executive Officer, and in accordance with prior practice of generally comparable treatment, in November 2013 the CGN&C Committee approved a grant of 12,500 options to each of the Named Executive Officers. Mr. Helck declined those options.

Compensation of the Chief Executive Officer

Mr. Reilly’s base salary rate for calendar year 2013 was $445,000, a 2% increase over calendar year 2012 consistent with treatment accorded other employees for the reasons set forth above under “2013 Compensation Decisions — 2013 Base Salary Increases.”

In determining Mr. Reilly’s annual bonus, the CGN&C Committee took into account the Company’s record net revenues and net income in 2013, including an increase of 24% in net income over fiscal year 2012. The CGN&C Committee also placed considerable emphasis on the Company’s success in completing a smooth integration of Morgan Keegan’s business following the acquisition, including our successful retention of financial advisors, transfer of client accounts and financial advisors onto the Raymond James technology platform, harmonizing commission schedules and adding revenues and pre-tax profits to our legacy businesses. The CGN&C Committee also recognized the following achievements: (1) revitalizing succession planning throughout the organization; (2) focusing the attention of Equity Capital Markets management on improving margins and expanding its M&A business base; and (3) continuing a smooth leadership transition with former CEO Mr. James, who remains an active Executive Chairman of the Board. After consideration of these factors, the CGN&C Committee awarded Mr. Reilly an annual bonus of $4,500,000, plus an additional 10,000 restricted stock units.

Consideration of Prior Say on Pay Vote

We hold an advisory vote of our shareholders on executive compensation annually. At the 2013 annual meeting, 93.4% of the votes cast were in favor of the proposal to approve our executive compensation. We believe that the 2013 vote conveyed our shareholders’ strong support of the CGN&C Committee’s decisions and our existing executive compensation programs. Based on this feedback, the committee determined to continue our current compensation practices, as described herein.

Compensation and Risk

We believe that our compensation policies in general, and our incentive programs in particular, in the context of our system of internal controls are well aligned with market practices and the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company. We reached this conclusion as a result of an analysis in 2010 of our incentive compensation programs by an interdisciplinary team (risk management, accounting/payroll, legal, internal audit and human resources) led by our CRO. The team conducted an initial evaluation of our compensation programs and policies across six elements (1. performance measures, 2. funding, 3. performance period and pay mix, 4. goal setting, 5. leverage, and 6. controls and processes), focusing on significant risk areas. The team found that formula-based funding of bonus pools is utilized consistently across the firm. Those formulas varied; some are based on gross revenue, while the majority are based on pre-tax profit and aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed on a purely formula basis, but rather are distributed based on subjective factors, including longer term performance and consideration of the risks involved. The team also noted that equity has been a component of bonus awards for many years and that such awards vest over time, typically three years. The team reported its findings to the CGN&C Committee in May 2010. The report also noted that there were no formal claw-back provisions in our bonus arrangements, and that although the percentage of cash incentive compensation appeared high relative to other financial firms (in particular, financial institutions who received government assistance under the TARP program), our lower levels of total compensation partially offset that concern. As a result, the CGN&C Committee requested management to develop recommendations as to those two matters. In response, management proposed and the Board adopted in August 2010 upon the recommendation of the CGN&C Committee:

•	A Compensation Recoupment Policy, effective October 1, 2010; and
•	Additional tiers to the stock bonus plan allocation formula, which increased the equity component of annual bonuses above $2 million and $3 million, respectively, effective for awards in 2011.

This analysis was supplemented by a review of Morgan Keegan’s incentive compensation program by our CRO in 2012. In addition in August of 2013, the CGN&C Committee, in anticipation of a review by the staff of the Federal Reserve Bank of Atlanta of our incentive compensation practices, first reviewed those practices at RJ Bank. The Committee found that the incentive component of compensation at the bank is not as big a part of compensation as in other business units. Then, in November 2013, the CGN&C Committee, with the assistance of Pay Governance, LLC, reviewed those practices at the Fixed Income and Public Finance units and concluded that those incentive practices did not result in the “covered employees” posing a high risk, high impact concern for the Company.

In light of the above, our Board continues to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company.

Compensation Consultant; Compensation Comparators

The CGN&C Committee engaged Pay Governance, LLC in 2012 in connection with the redesign of the Company’s senior executive compensation architecture, including development of initial compensation targets. That engagement concluded in January 2012. The CGN&C Committee did not engage any compensation consultant to advise it with respect to 2013 compensation decisions, or on an ongoing basis. In engaging Pay Governance as noted in the preceding section, the CGN&C Committee reviewed the information provided by Pay Governance regarding the factors required by the NYSE to be reviewed and found that such engagement did not raise any conflict of interest.

During fiscal 2011, the CGN&C Committee relied on compensation data compiled by Pay Governance from a group of financial services companies (the “Peer Group”) in evaluating the proposed new senior executive compensation architecture. We believe the Peer Group represents most of the segments of the financial services industry in which we currently compete for executive talent. For 2013, our Chief Executive

Officer had the benefit of financial industry compensation surveys and research by our Human Resources Department with respect to this Peer Group when preparing his recommendations. The Peer Group consists of the following companies:

Ameriprise Financial Inc.	Robert W Baird & Co.
Charles Schwab Corp.	TD Ameritrade Holding Corporation
E*TRADE Financial Corporation	FBR Capital Markets Corporation
Jefferies Group Inc.	Fifth Third Bancorp
The Jones Financial Companies, L.L.L.P.	Oppenheimer Holdings Inc.
Lazard Ltd.	Regions Financial Corp.
LPL Investment Holdings Inc.	Stifel Financial Corp.
Piper Jaffray Companies	Sun Trust Banks, Inc.
RBC Dain Rauscher

Stock Ownership Guidelines; Pledging of Company Shares

We grant stock-based compensation in order to align the interests of our employees with those of our shareholders. With the exception of accelerated vesting for death or disability, company-issued options, restricted stock and restricted stock units are not transferable. Members of our Executive Committee are expected to acquire and hold at least 10,000 shares of our stock (including restricted stock and restricted stock units) within two years of becoming an Executive Committee member. They are also expected to retain for three years 25% of the shares of common stock acquired through the exercise of options or vesting of restricted stock or restricted stock units. The Named Executive Officers have met these guidelines.

Our directors and executive officers have less than 0.1% of our outstanding shares held in margin accounts. The Company has adopted a policy that any new pledging of Company stock will require the approval of the CGN&C Committee.

Our policy permits executive officers to implement only the following strategies with listed options on our stock: (1) sales of covered calls against our stock held free and clear in street name; and, (2) put writing. They are not permitted to purchase puts on our stock.

Benefits

The Named Executive Officers participate on the same basis as other employees in health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Perquisites

We provide minimal perquisites to our directors and Named Executive Officers: these consist generally of payment of spousal/companion travel expenses in conjunction with the Board’s long range planning meeting, sales reward trips and sales and analyst conferences, and the provision of suite tickets at Raymond James Stadium for Tampa Bay Buccaneer football games.

Separation and Change in Control Arrangements

Except as described below, none of the Named Executive Officers is a party to any agreement or arrangement with us providing for payments in connection with any termination, including resignation, severance or retirement, a change in such Named Executive Officer’s responsibilities, or a change in control of the Company.

The award agreements associated with the restricted stock units issued since November 2010 contain a “double trigger” change in control provision that accelerates the vesting of the award only if, within 12 months (18 months for awards granted under the 2012 Plan) after the “Corporate Transaction” or “Change in Control,” the employee involuntarily incurs a “Separation from Service” other than for “Cause” or voluntarily incurs a “Separation from Service” for “Good Reason,” each term as defined in the agreement. Had both “triggers” occurred on September 30, 2013 and the average after-tax return on equity had not been determined as of that date, restricted stock units held by the Named Executive Officers on that date would have immediately vested and would have had the following values based upon the closing price of Company stock on that date: Mr. Reilly: $2,639,878; Mr. Zank: $1,381,819; Mr. Helck: $1,367,901; Mr. Trocin: $782,854; and Mr. Julien: $534,501.

As previously disclosed in the Company’s Form 8-K, filed with the SEC on January 10, 2014, Chet Helck, Executive Vice President of the Company and Chief Executive Officer of its Global Private Client Group, announced on January 9, 2014 that he was going to retire and would not stand for re-election to the Board of Directors at the Annual Meeting. Mr. Helck intends to resign as an executive officer of the Company, effective February 21, 2014. He will remain an employee until September 30, 2014 (the “Retirement Date”), and is expected to serve as a senior advisor during such period. Mr. Helck will be paid a salary at the annual rate of $335,000 through the Retirement Date and will receive a bonus of $2,400,000 for fiscal 2014, of which $2,000,000 will be paid in cash, with the balance in restricted stock units that will vest on the third anniversary of the grant. Prior to the Retirement Date, Mr. Helck will be eligible to participate in the Company’s various benefit and welfare plans available to senior executives. Following the Retirement Date, he will be subject to non-competition, non-solicitation and non-disclosure restrictive covenants, as follows: (i) for a period of two years following the Retirement Date, Mr. Helck will be prohibited from competing with the Company and from soliciting customers or employees of the Company, and (ii) for an unlimited period following the Retirement Date, Mr. Helck will be prohibited from disclosing confidential information of the Company.

Section 162(m)

In determining compensation for the Named Executive Officers, the CGN&C Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid per fiscal year to each of the corporation’s “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers as of the end of any fiscal year). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders. In the event the CGN&C Committee determines to grant additional compensation that is not performance-based compensation to an executive subject to the provisions of Section 162(m), the additional compensation will be subject to the $1 million deduction limitation.

None of the salaries of the Named Executive Officers exceeds $1 million. We believe that the annual bonuses and stock options awarded to the Named Executive Officers constituted performance-based compensation and are therefore deductible by the Company for U.S. federal income tax purposes.

Return of Executive Compensation by an Executive

Our Board adopted a Compensation Recoupment Policy effective October 1, 2010 under which reimbursement (i) shall be obtained from executive officers in the case of a financial restatement where the restated results would not support previously received incentive compensation, and (ii) may be obtained from any employee in the case of materially inaccurate performance metric(s) where the revised performance metric would not support previously received incentive compensation.

Compensation actions — The following “Annual Direct Compensation” table shows annual salary for the fiscal year indicated and annual incentive compensation earned in such fiscal year but awarded in the subsequent fiscal year. The Annual Direct Compensation table reflects the CGN&C Committee’s view of its annual compensation determinations relating to the Named Executive Officers. This table differs substantially from the Summary Compensation Table required by the SEC at page 31 of this proxy statement and is not a substitute therefor.

Annual Direct Compensation

Name and Principal Position	Year	Annual Direct Compensation
		Salary	Incentive Compensation						Total
			Cash	Time Vesting Stock Awards(1)		Performance Vesting Stock Awards(1)		Time Vesting Option Awards(2)
Paul C. Reilly Chief Executive Officer – RJF	2013	$442,500	$3,200,025	$1,132,012	(3)	$649,963	(5)	$206,564	$5,631,064
	2012	$432,500	$2,750,032	$424,984	(4)	$424,984	(6)	$156,750	$4,189,250
	2011	$421,750	$2,700,025	$799,975	(4)	—		$371,538	$4,293,288
Dennis W. Zank Chief Operating Officer – RJF Chief Executive Officer – RJA	2013	$315,000	$2,000,000	$200,000	(4)	$200,000	(5)	$206,564	$2,921,564
	2012	$296,500	$1,925,026	$187,487	(4)	$187,487	(6)	$156,750	$2,753,250
	2011	$283,750	$2,000,012	$399,988	(4)	—		$371,538	$3,055,288
Chet Helck(7) Executive VP – RJF CEO of Global Private Client Group – RJF	2013	$328,750	$2,000,000	$200,000	(4)	$200,000	(5)	—	$2,728,750
	2012	$323,750	$1,887,538	$181,231	(4)	$181,231	(6)	$156,750	$2,730,500
	2011	$317,500	$2,000,012	$399,988	(4)	—		$512,500	$3,230,000
Jeffrey E. Trocin President, Global Equities and Investment Banking – RJA	2013	$298,750	$2,075,043	$212,503	(4)	$212,454	(5)	$206,564	$3,005,314
	2012	$293,750	$1,140,008	$80,015	(4)	$79,977	(6)	$250,800	$1,844,550
Jeffrey P. Julien Executive VP, Finance Chief Financial Officer – RJF	2013	$253,750	$1,380,024	$109,988	(4)	$109,988	(5)	$206,564	$2,060,314
	2012	$243,750	$1,180,006	$84,997	(4)	$84,997	(6)	$156,750	$1,750,500
	2011	$217,250	$1,100,012	$149,988	(4)	—		$371,538	$1,838,788

(1)	The stock awards (RSUs) are based on tiered percentages of annual bonus amounts in excess of $250,000 in accordance with the formula adopted by the CGN&C Committee under the stock bonus program. See page 21 of this proxy statement for the formula. Beginning with bonuses for 2012, half of those awards are time vesting and half are performance vesting. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents equal to any dividends paid during the vesting period. RSUs have no voting rights. Performance vesting RSUs are shown at target value at grant date.
(2)	Prior to the option awards for fiscal year 2012, options were awarded biannually.

(3)	Includes two RSU awards. 13,309 RSUs cliff vest three years from grant date. 10,000 RSUs vest 60% in three years, 20% in four years and 20% in five years from grant date.
(4)	The RSUs cliff vest three years from grant date.
(5)	The RSUs vest based upon average after-tax return on equity for fiscal years 2014 – 2016. See page 21 of this proxy statement regarding the vesting formula. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2014 for fiscal year 2013 performance: Mr. Reilly $974,945; Mr. Zank $300,000; Mr. Helck $300,000; Mr. Trocin $318,681; and Mr. Julien $164,982.
(6)	The RSUs vest based upon average after-tax return on equity for fiscal years 2013 – 2015. See page 21 of this proxy statement regarding the vesting formula. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2013 for fiscal year 2012 performance: Mr. Reilly $637,476; Mr. Zank $281,231; Mr. Helck $271,847; Mr. Trocin $119,966 and Mr. Julien $127,495.
(7)	As previously disclosed, Mr. Helck has indicated that he intends to retire as an executive officer effective February 21, 2014.

The above table is presented to show how the CGN&C Committee viewed compensation decisions, but it differs substantially from the Summary Compensation Table required by the SEC and is not a substitute for the information required by the Summary Compensation Table on page 31 of this proxy statement.

The Summary Compensation Table shows compensation information in a format required by the SEC. There are two principal differences between the Summary Compensation Table and the above Annual Direct Compensation table:

•	The Company grants both cash and equity incentive compensation after the earnings for a fiscal year have been announced. In both the Annual Direct Compensation table above and the Summary Compensation Table, cash incentive compensation paid in fiscal 2014 for fiscal 2013 performance is shown as fiscal 2013 compensation. The Annual Direct Compensation table treats equity awards similarly. For example, equity awards (i.e., RSUs and options) granted in fiscal 2014 for fiscal 2013 performance are shown as fiscal 2013 compensation. The Summary Compensation Table does not follow this treatment and instead reports the value of equity grants in the year in which they are granted. For example, equity awards granted in fiscal 2014 for fiscal 2013 performance are not shown in the Summary Compensation Table for fiscal 2013. Instead, the value of equity awards granted in fiscal 2014 for fiscal 2013 performance will be shown in the Summary Compensation Table for 2014.
•	The Summary Compensation Table reports “all other compensation.” The Annual Direct Compensation table does not report these amounts because they are (1) not realized currently by the Named Executive Officer (i.e., Employee Stock Ownership Plan contribution; Profit Sharing Plan contribution; 401(k) Company match; and Deferred Compensation Plan contribution), (2) not within the purview of the CGN&C Committee (i.e., dividends on unvested stock and commissions), or (3) de minimis in terms of total annual compensation (i.e., perquisites).

CGN&C Committee Report

The CGN&C Committee, comprised entirely of independent directors, reviewed the above Compensation Discussion and Analysis (“CD&A”). Based on such review, the CGN&C Committee recommended to our Board of Directors that the CD&A be included in this proxy statement.

Corporate Governance, Nominating
and Compensation Committee
Robert P. Saltzman, Chair
Gordon L. Johnson
Susan N. Story

SUMMARY COMPENSATION TABLE

The following table summarizes compensation for the fiscal years indicated, respectively, for our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers (the “Named Executive Officers”).

Name	Year	Salary	Bonus(1)	Stock Awards(2)		Option Awards(2)	All Other Compensation(3)	Total
Paul C. Reilly(4) Chief Executive Officer – RJF	2013	$442,500	$3,200,025	$849,968	(5)	$156,750	$132,799	$4,782,042
	2012	$432,500	$2,750,032	$799,975		$371,538	$164,707	$4,518,752
	2011	$421,750	$2,700,025	$419,999		—	$169,402	$3,711,176
Dennis W. Zank Chief Operating Officer – RJF Chief Executive Officer – RJA	2013	$315,000	$2,000,000	$374,974	(5)	$156,750	$108,684	$2,955,408
	2012	$296,500	$1,925,026	$399,988		$371,538	$108,051	$3,101,103
	2011	$283,750	$2,000,012	$299,986		—	$70,359	$2,654,107
Chet Helck(6) Executive VP – RJF CEO of Global Private Client Group – RJF	2013	$328,750	$2,000,000	$362,462	(5)	$156,750	$102,055	$2,950,017
	2012	$323,750	$1,887,538	$399,988		$512,500	$95,514	$3,219,290
	2011	$317,500	$2,000,012	$299,986		—	$77,400	$2,694,898
Jeffrey E. Trocin President, Global Equities and Investment Banking – RJA	2013	$298,750	$2,075,043	$159,992	(5)	$250,800	$138,881	$2,923,466
Jeffrey P. Julien Executive VP, Finance Chief Financial Officer – RJF	2013	$253,750	$1,380,024	$169,994	(5)	$156,750	$89,207	$2,049,725
	2012	$243,750	$1,180,006	$149,988		$371,538	$93,734	$2,039,016
	2011	$217,250	$1,100,012	$99,974		—	$55,340	$1,472,576

(1)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the Named Executive Officers.
(2)	The amounts shown in the Stock Awards and Option Awards columns represent the grant date fair value of equity awards granted to the Named Executive Officers in the fiscal year shown. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 23 to our financial statements in our annual report on Form 10-K for the year ended September 30, 2013.
(3)	See the All Other Compensation table below for a breakdown of these amounts.
(4)	Effective May 1, 2010, Mr. Reilly succeeded Mr. James as Chief Executive Officer.
(5)	Half of these awards are time vesting and half are performance vesting. See page 21 of this proxy statement regarding the performance vesting formula. The following amounts represent the maximum value at the grant date of the performance vesting RSUs: Mr. Reilly $637,476; Mr. Zank $281,231; Mr. Helck $271,847; Mr. Trocin $119,966; and Mr. Julien $127,495.
(6)	As previously disclosed, Mr. Helck has indicated that he intends to retire as an executive officer effective February 21, 2014.

All Other Compensation — For fiscal 2013, All Other Compensation includes the following items:

Name	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution	401(k) Company Match	Deferred Compensation Plan Contribution (a)	Deferred Compensation Plan Gain (a)	Dividends on Unvested Stock	Commissions	Perquisites (b)	Total All Other Compensation
Paul C. Reilly	$4,425	$9,317	$750	$33,000	$21,463	$48,244	—	$15,600	$132,799
Dennis W. Zank	$4,425	$11,010	$750	$33,000	$39,997	$342	$19,160	—	$108,684
Chet Helck	$4,425	$10,409	$750	$33,000	$39,930	$558	$37	$12,946	$102,055
Jeffrey E. Trocin	$4,425	$10,573	$750	$33,000	$88,740	$160	$1,233	—	$138,881
Jeffrey P. Julien	$4,425	$10,737	$750	$33,000	$39,973	$315	$7	—	$89,207

(a)	See Nonqualified Deferred Compensation table for more information.
(b)	Includes (1) Company paid travel and related expenses for guest or spouse, and (2) Raymond James Stadium suite tickets for which the Company incurred no incremental costs.

The following table provides information on the grants of plan based awards made to each of the Named Executive Officers during fiscal year 2013.

GRANTS OF PLAN BASED AWARDS FOR FISCAL YEAR ENDED SEPTEMBER 30, 2013

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(5)	All Other Option Awards: Number of Securities Underlying Options(6)	Exercise Price of Option Awards ($/Share)		Grant Date Fair Value of Stock and Option Awards($)(7)
Name	Grant Date	Threshold(2)	Target(3)	Maximum(4)
Paul C. Reilly	12/14/2012	5,673	11,345	17,018	—	—	—		$424,984
	12/14/2012	—	—	—	11,345	—	—		$424,984
	11/29/2012	—	—	—	—	12,500	$37.87	(8)	$156,750
Dennis W. Zank	12/14/2012	2,503	5,005	7,508	—	—	—		$187,487
	12/14/2012	—	—	—	5,005	—	—		$187,487
	11/29/2012	—	—	—	—	12,500	$37.87	(8)	$156,750
Chet Helck	12/14/2012	2,419	4,838	7,257	—	—	—		$181,231
	12/14/2012	—	—	—	4,838	—	—		$181,231
	11/29/2012	—	—	—	—	12,500	$37.87	(8)	$156,750
Jeffrey E. Trocin	12/14/2012	1,068	2,135	3,203	—	—	—		$79,977
	12/14/2012	—	—	—	2,136	—	—		$80,015
	11/29/2012	—	—	—	—	20,000	$37.87	(8)	$250,800
Jeffrey P. Julien	12/14/2012	1,135	2,269	3,404	—	—	—		$84,997
	12/14/2012	—	—	—	2,269	—	—		$84,997
	11/29/2012	—	—	—	—	12,500	$37.87	(8)	$156,750

(1)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target and maximum number of shares that could be received by each listed officer upon the vesting of RSUs, excluding dividend equivalents. RSUs vest based on the Company’s three-year average after-tax return on equity for fiscal years 2013, 2014 and 2015 (see CD&A for more information).
(2)	Threshold is 50 percent of awarded RSUs if the three-year average after-tax return on equity is at least equal to 6 percent.
(3)	Target is 100 percent of awarded RSUs if the three-year average after-tax return on equity is equal to 12 percent.
(4)	Maximum is 150 percent of awarded RSUs if the three-year average after-tax return on equity is equal to 18 percent or more.
(5)	We grant RSUs in lieu of a portion of the annual bonus awarded to highly compensated employees (see the CD&A for more information). The RSUs vest approximately three years from the date of grant.
(6)	Options are granted annually to key management employees (see the CD&A for more information). The stock options vest approximately five years from the date of grant.
(7)	Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 23 of our financial statements in our Form 10-K for the fiscal year ended September 30, 2013.
(8)	Stock options exercise price was based upon the closing market price of our common stock on November 29, 2012.

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the Named Executive Officers on September 30, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED SEPTEMBER 30, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(1)
Paul C. Reilly	2,500	—	$15.91	2/20/14	(3)	13,162	(7)	$548,461	—		—
	15,000	10,000	$25.28	1/24/16	(3)	50,000	(8)	$2,083,500	—		—
	—	25,000	$27.10	1/22/17	(5)	27,500	(9)	$1,145,925	—		—
	—	12,500	$37.87	11/29/19	(6)	11,345	(11)	$472,746	5,673	(12)	$236,394
Dennis W. Zank	—	10,000	$25.28	1/24/16	(4)	9,401	(7)	$391,740	—		—
	—	25,000	$27.10	1/22/17	(5)	13,750	(9)	$572,963	—		—
	—	12,500	$37.87	11/29/19	(6)	5,005	(11)	$208,558	2,503	(12)	$104,300
Chet Helck	15,000	—	$30.44	1/27/14	(10)	9,401	(7)	$391,740	—		—
	15,000	10,000	$25.28	1/24/16	(4)	13,750	(9)	$572,963	—		—
	—	42,415	$35.38	1/24/17	(5)	4,838	(11)	$201,599	2,419	(12)	$100,800
	—	12,500	$37.87	11/29/19	(6)	—		—	—		—
Jeffrey E. Trocin	—	10,000	$25.28	1/24/16	(4)	6,894	(7)	$287,273	—		—
	—	25,000	$27.10	1/22/17	(5)	7,562	(9)	$315,109	—		—
	—	20,000	$37.87	11/29/19	(6)	2,136	(11)	$89,007	1,068	(12)	$44,504
Jeffrey P. Julien	15,000	—	$30.44	1/27/14	(10)	3,133	(7)	$130,552	—		—
	15,000	10,000	$25.28	1/24/16	(4)	5,156	(9)	$214,851	—		—
	—	25,000	$27.10	1/22/17	(5)	2,269	(11)	$94,549	1,135	(12)	$47,295
	—	12,500	$37.87	11/29/19	(6)	—		—	—		—

(1)	The market value of stock awards is based on the closing market price of our common stock on the New York Stock Exchange on September 30, 2013, which was $41.67.
(2)	In accordance with SEC regulations, the number of units reported assumes that the awards achieve the threshold performance goal. The threshold performance goal represents the minimum number of shares that could be received by each Named Executive Officer upon the vesting of RSUs and is 50 percent of awarded RSUs if the three-year average after-tax return on equity is at least equal to 6 percent.
(3)	The option was granted as compensation for services provided as a non-employee director. The option was granted five years prior to the option expiration date.
(4)	The 25,000 option award was granted six years and two months prior to the option expiration date. The unexercisable options vest 20% in four years, 40% in five years and 40% in five years and two months from date of grant.
(5)	The option was granted four years and eleven months prior to the option expiration date. The unexercisable options vest 60% in two years and nine months, 20% in three years and nine months, and 20% in four years and nine months from date of grant.
(6)	The option was granted seven years prior to the option expiration date. The unexercisable options vest 60% in three years, 20% in four years and 20% in five years from date of grant.
(7)	The RSU award was granted on December 15, 2010 and cliff vests in three years from that date.

(8)	A 250,000 share award was granted on May 1, 2009; the 50,000 unvested shares vest in five years from that date.
(9)	The RSU award was granted on December 15, 2011 and cliff vests in three years from that date.
(10)	The 15,000 option award was granted six years and two months prior to the option expiration date.
(11)	The RSU award was granted on December 14, 2012 and cliff vests in three years from that date.
(12)	The RSU award was granted on December 14, 2012 and vests based on the Company’s three-year average after-tax return on equity for fiscal years 2013, 2014 and 2015 (see CD&A for more information) in three years from that date.

The following table provides information, on an aggregate basis, about stock options that were exercised and restricted stock awards that vested during the fiscal year ended September 30, 2013 for each of the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED SEPTEMBER 30, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized On Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized On Vesting
Paul C. Reilly	2,500	$48,850	51,876	$2,084,775	(4)
Dennis W. Zank	30,000	$500,700	2,629	$98,482	(5)
Chet Helck	—	—	4,290	$160,703	(5)
Jeffrey E. Trocin	30,000	$312,436	1,233	$46,188	(5)
Jeffrey P. Julien	—	—	2,423	$90,766	(5)

(1)	Total number of shares underlying the options exercised during fiscal 2013.
(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.
(3)	Total number of restricted shares and units that vested during fiscal 2013.
(4)	The value of 50,000 shares on May 1, 2013 (the vesting date) using the closing market price for our common stock, which was $40.29, and the value of 1,876 shares on December 15, 2012 (the vesting date) using the closing market price for our common stock, which was $37.46.
(5)	The value of the shares on December 15, 2012 (the vesting date) using the closing market price for our common stock, which was $37.46.

The table below reflects Company credits and deemed earnings thereon under our deferred compensation plans for our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1) (2)	Aggregate Earnings (Losses) in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)
Paul C. Reilly	—	$33,000	$21,463	—	$143,049
Dennis W. Zank	—	$33,000	$39,997	$46,687	$625,879
Chet Helck	—	$33,000	$39,930	$46,687	$401,594
Jeffrey E. Trocin	—	$33,000	$88,740	$46,687	$905,569
Jeffrey P. Julien	—	$33,000	$39,973	$46,687	$544,978

(1)	The amounts presented in these columns are included in the All Other Compensation table located below the footnotes to the Summary Compensation Table.
(2)	Represents amounts earned with respect to the 2013 fiscal year but contributed in December 2013.
(3)	The amounts presented in this column include previously and currently reported compensation with respect to Long Term Incentive Plan contributions made by us. The following amounts represent vested balances of the Named Executive Officers at September 30, 2013: Mr. Reilly $0; Mr. Zank $436,651; Mr. Helck $212,366; Mr. Trocin $716,341; and Mr. Julien $355,750.

Our Long Term Incentive Plan (“LTIP”), originally adopted effective October 1, 2000, is an unfunded deferred compensation plan benefiting key management and other highly-compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account on our books for such year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum (for fiscal 2013, these amounts were $250,000 and $850,000, respectively). The CGN&C Committee or its designee then determines the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds. The Executive Chairman and Chief Financial Officer select those mutual funds, pursuant to authority delegated by the CGN&C Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death or disability. In the case of retirement, a participant may continue to accrue vesting credit after his or her retirement date so long as he or she complies with certain non-competition covenants. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death or disability, and subject to certain deferral rights that must be exercised at least 12 months in advance of the account balance vesting. Because the account balances are unfunded, they represent only unsecured claims against the Company.

Our Deferred Management Bonus Plan (“DMBP”), originally adopted effective October 1, 1989, preceded the LTIP. The DMBP remains in effect to administer certain amounts credited prior to the adoption of the LTIP. The last bonus allocation that was made to the DMBP was with respect to fiscal year 1999. Since that time, additional amounts credited to the DMBP accounts have been based on a deemed interest return on the amounts in the respective DMBP accounts. Like the LTIP, the DMBP is an unfunded plan that was established to benefit key management and other highly compensated employees. For fiscal years 1990 through 1999, each participant’s account was credited with a contribution, if any, determined by us in a manner similar to the LTIP. During such period and thereafter, participants’ accounts have been credited with a deemed interest return, based upon the average annual interest rate payable by RJA on brokerage client account funds. Annual amounts credited to a participant’s account and the deemed interest vest ratably over an eight-year period, subject to earlier vesting in the case of death, disability, attaining age 65 or a qualified early retirement. We pay the vested account balance as soon as practical following death or disability and, in the case of normal retirement, as soon as practical after the end of the plan year in which retirement occurs following the participant’s attaining the age of 65. Other provisions apply in the case of early retirement. Because the account balances are unfunded, they represent only unsecured claims against the Company.

OTHER ARRANGEMENTS WITH CHIEF EXECUTIVE OFFICERS

Paul C. Reilly, our Chief Executive Officer since 2010, was granted 250,000 restricted shares pursuant to his hiring letter. Those shares vest(ed) on his starting date anniversaries as follows: 30% on May 1, 2010, 30% on May 1, 2012, 20% on May 1, 2013 and 20% on May 1, 2014. As is the case with all of our employees, Mr. Reilly’s employment is “at will.” As disclosed in our current report on Form 8-K filed on December 20, 2013, the CGN&C Committee approved an additional definition of “Retirement”, ending service after age 60 with 5 years of service, to be applicable to Mr. Reilly’s stock bonus restricted stock unit award agreements under the 2012 plan, including the agreements entered into in 2012, to conform with one of the definitions of “Retirement” under the 2007 Stock Bonus Plan, which was in effect when Mr. Reilly was hired. Mr. Reilly had informed the CGN&C Committee that he has no intention of retiring prior to age 65.

In December 2009, Thomas A. James entered into an agreement with us confirming: (1) the terms of his continued employment after he has retired as Chief Executive Officer, and (2) the terms of his continuing service as a non-employee Chairman of the Board should he retire from our employment. As Executive Chairman of the Board, Mr. James will be paid an annual salary of $335,000, subject to normal annual adjustment as approved by the CGN&C Committee, and be eligible to participate in our annual cash bonus and associated stock bonus plan in accordance with a formula approved by the CGN&C Committee. The agreement provides that, as is the case with all of our employees, Mr. James’ employment is “at will”. Should Mr. James retire from employment but desire to continue to serve as the non-executive Chairman of the Board, we will request that the Board of Directors nominate him for election to the Board. We further agreed that, so long as he is elected to the Board by the shareholders and maintains undisclaimed beneficial holdings of five percent or more of the outstanding shares of our stock, we will elect him to serve as the Company’s Chairman. As compensation for his service as non-executive Chairman, Mr. James would be paid director’s fees in amounts similar to those paid to our independent directors, plus a Chairman’s retainer increment as determined by the CGN&C Committee.

TRANSACTIONS WITH RELATED PERSONS

Review of Related Person Transactions

The CGN&C Committee maintains a Related Person Transaction Approval Policy. This policy applies to any transaction or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Under the policy, our management will determine whether a transaction meets the requirements of a related person transaction requiring review by the CGN&C Committee. Transactions that fall within this definition will be referred to the CGN&C Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the CGN&C Committee will decide whether or not to approve such transactions and will approve only those transactions that are in our best interest. If we become aware of an existing transaction with a related person that has not been approved under this policy, the matter will be referred to the CGN&C Committee. The CGN&C Committee will evaluate all options available, including ratification, revision or termination of such transaction. For purposes of the policy, the term “related person” has the meaning ascribed to it in SEC Regulation S-K, Item 404(a).

Transactions

In the ordinary course of our business, we make bank loans to, and hold bank deposits for, certain of our officers and directors, and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under the Sarbanes-Oxley Act (the “Act”). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. One employee “alongside” fund is not subject to a management carried interest. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers.

The only directors, executive officers or affiliated entities who received distributions of profits earned on investments made by, and other income from, any affiliated fund from which total distributions exceeded $120,000 in the aggregate in fiscal 2013, were (1) a trust affiliated with Mr. James, which, in the aggregate, received $3,848,251, of which, $1,543,187 was a return of capital; (2) Mr. Godbold, who, in the aggregate, received $795,680, of which, $281,656 was a return of capital; (3) Mr. Trocin, who, in the aggregate, received $489,733, of which, $124,804 was a return of capital; (4) Mr. Julien, who, in the aggregate, received $195,240, none of which was a return of capital; (5) Mr. Zank, who, in the aggregate, received $195,240, none of which was a return of capital; (6) Raymond James Employee Investment Fund I, L.P., which, in the aggregate, received $9,237,368, of which, $4,096,763 was a return of capital; (7) Raymond James Employee Investment

Fund II, L.P., which, in the aggregate, received $197,176, of which, $197,176 was a return of capital; and (8) Raymond James & Associates, Inc., which, in the aggregate, received $149,412, of which $66,417 was a return of capital.

Thomas A. and Mary James permit us to display over 2,100 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. In return, we bear the cost of insurance and the direct and overhead costs of two staff persons who serve as curators for the collection and conduct both on and off-site tours and exhibitions. The art collection is a marketing attraction for businesses and other organizations, and we provide regular tours for clients, local schools, business groups and nonprofit organizations. In addition, from time to time, pieces from the collection are temporarily displayed in connection with branch office client events for which we bear the cost of shipping. The total cost to us for these items during fiscal 2013 was approximately $265,000.

Courtland James, a son of Thomas A. James, is employed as a Vice President of New Business Development for Eagle Asset Management, Inc., a subsidiary of the Company. He was paid compensation in fiscal 2013 of $300,352. Huntington James, a son of Thomas A. James, is employed in a non-executive position by us. He was paid compensation in fiscal 2013 of $247,316. Donald Blair, the son-in-law of Francis S. Godbold, is an investment banker with RJA. He was paid compensation in fiscal 2013 of $411,755. Karen Julien, the wife of Jeffrey P. Julien, is employed by RJA as a branch manager. She was paid compensation in fiscal 2013 of $143,049.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the stock options, restricted stock and restricted stock units that can be issued pursuant to our stock-based compensation plans as of September 30, 2013. The table below does not include equity compensation plans that meet the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), namely the Profit Sharing Plan and Employee Stock Ownership Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans. (Excludes securities reflected in column(a))
Equity compensation plans approved by shareholders(2)	3,833,959	$29.04	18,208,921	(3)
Equity compensation plans not approved by shareholders(4)	235,800	$25.91	—
Total	4,069,759	$28.86	18,208,921

(1)	The weighted-average exercise price does not take into account the shares or restricted stock units issued under our 2005 Restricted Stock Plan and 2003 Employee Stock Purchase Plan, which have no predetermined exercise price.
(2)	On February 23, 2012, the 2012 Plan was approved by our shareholders. The 2012 Plan serves as the successor to our 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for Independent Contractors, 2002 Incentive Stock Option Plan, Amended Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan and 2007 Stock Bonus Plan (the “Predecessor Plans”). Upon approval of the 2012 Plan by our shareholders, the Predecessor Plans terminated (except with respect to awards previously granted under the Predecessor Plans that remain outstanding). Under the 2012 Plan, we may grant 15,400,000 new shares in addition to the shares available for grant under the Predecessor Plans as of February 23, 2012.
(3)	Includes 15,617,039 shares remaining available for issuance under the 2012 Plan and 2,591,882 shares remaining available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2013. Any shares issued in connection with awards other than stock options and stock appreciation rights are counted against the share limit of the 2012 Plan as two and eight-tenths (2.8) shares for every one issued in connection with such award (and are counted as two and eight-tenths (2.8) shares for every one share returned or deemed not to have been issued from the 2012 Plan).
(4)	We have two Predecessor Plans that were not previously approved by shareholders: the 1996 Stock Option Plan for Key Management Personnel, as amended, and the Amended Stock Option Plan for Outside Directors. Shares that were available for future issuance under these plans, as of February 23, 2012, are included in the 15,617,039 shares currently available for issuance under the 2012 Plan.

The material features of our equity compensation plans that have not been approved by shareholders, as required by the SEC rules, are described below. These descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents, which are included as exhibits to our annual report on Form 10-K for the fiscal year ended September 30, 2013. As noted above, as a result of the adoption of the 2012 Plan, no new awards will be made under these plans.

Under one of our non-qualified stock option plans, we have granted options to our outside directors. Options vest over a three-year period from grant date provided that the director is still serving on our Board. Under our second non-qualified stock option plan, we have granted options to key management personnel. Option terms are specified in individual agreements and expire on a date no later than the tenth anniversary of the grant date. Under all plans, the exercise price of each option equals the market price of our stock on the date of grant.

Two of our restricted stock plans were not approved by shareholders. Shares have not been issued under the 1999 Restricted Stock Plan since it was succeeded by the 2005 Restricted Stock Plan upon the shareholders’ approval of that plan in February 2005.

No additional shares will be issued under our 1999 Stock Bonus Plan. That plan was succeeded by the 2007 Stock Bonus Plan, which was approved by the shareholders in February 2007. Like the 1999 Stock Bonus Plan, restricted shares have been issued under the 2007 Stock Bonus Plan to most officers and certain other employees in lieu of cash for 10% to 20% of annual bonus amounts in excess of $250,000. In computing the number of shares to be awarded to most employees, 90% of our applicable stock price was used. Executive Committee members’ awards were computed based upon 100% of our applicable stock price. Commencing in November 2010, restricted stock units that settle in shares were issued under the 2007 Stock Bonus Plan rather than shares of restricted stock. Effective fiscal year 2011, the upper end of the range of the portion of the annual bonus in excess of $250,000 paid in restricted stock units increased from 20% to 50%. The shares are generally restricted for, and the restricted stock units will vest after, a three-year period, during which time the shares/units are forfeitable in the event of voluntary termination. In most cases, the compensation cost is recognized over the three-year vesting period based on the market value of the shares on the date of grant.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of KPMG LLP, independent accountants for the Company for fiscal year 2013, will be present at the Annual Meeting. They will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions. The Audit Committee has not made a decision as to the selection of independent accountants for fiscal year 2014.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth information about fees paid by Raymond James Financial, Inc. to KPMG LLP related to the fiscal years indicated. All fees were approved by the Audit Committee (see discussion in the “Report of the Audit and Risk Committee of the Board of Directors”).

	2013	2012
Audit fees (a)	$3,379,881	$3,083,264
Audit – related fees (b)	$450,600	$877,842
Tax fees (c)	$177,551	$216,000
All other fees (d)	$0	$206,000

(a)	Audit fees.
(b)	Primarily fees for custody rule examinations of registered investment advisors and FDICIA and HUD attestations for RJ Bank. Fees for 2012 include comfort letters and work related to the acquisition of Morgan Keegan.
(c)	Includes tax compliance and consulting services related to federal and state tax returns, acquisition of Morgan Keegan (2012) and construction of new data center.
(d)	2012 includes consulting fees related to accessing certain risk management processes.

PROPOSAL 2:	TO APPROVE AN ADVISORY (NON-BINDING) RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required by Section 14A of the Exchange Act to provide shareholders with an advisory vote on executive compensation. Although the vote is advisory and is not binding on the Board of Directors, the CGN&C Committee or the Company, the CGN&C Committee will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, the CGN&C Committee believes our current executive compensation program directly links executive compensation to our performance, aligns the interests of our executive officers with those of our non-employee shareholders, and has helped contribute to the Company’s consistently positive earnings performance. Points to consider include:

•	We achieved record annual net revenues of $4.5 billion and record annual net income of $367 million in fiscal 2013. All four operating segments achieved record net revenues and pre-tax earnings in fiscal 2013.
•	Total client assets under administration at September 30, 2013 were a record $425.4 billion.
•	In mid-February 2013, we transferred the Morgan Keegan financial advisors and client accounts that we retained from the Morgan Keegan platform to the RJA platform without any significant problems. Retention levels remain very high for the legacy Morgan Keegan financial advisors offered retention packages. We completed the integration of Morgan Keegan Capital Markets businesses during the year. Our various Morgan Keegan integration initiatives have been substantially and successfully completed.
•	To even better align compensation with longer term results, in 2012 the CGN&C Committee increased the portion of annual bonuses above $2 million that are to be paid in deferred equity, and we continued this practice in 2013.
•	We continued to ensure that fifty percent of the equity awards granted as a portion of the annual bonuses of Executive Committee members are performance vesting.
•	We encourage long-term stock ownership by our executive officers; members of our Executive Committee are expected to own 10,000 shares of our stock and hold 25% of the shares they obtain from equity awards for at least three years.
•	Our Compensation Recoupment Policy provides that reimbursement of compensation paid (i) will be obtained from executive officers in the case of a financial restatement if the restated results would not support previously received incentive compensation and (ii) may be obtained from any employee in the case of materially inaccurate performance metric(s) if the revised performance metric would not support previously received incentive compensation.

For these reasons, the Board unanimously recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the proxy statement for the Company’s annual meeting of shareholders to be held on February 20, 2014, pursuant to Item 402 of Regulation S-K (the compensation disclosure rules of the SEC), which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other related information.

The above referenced disclosures appear on pages 17 to 37 of this proxy statement.

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require that the votes cast “for” this resolution exceed the votes cast “against” it.

Because your vote on this Proposal is advisory only, the results of the vote will not be binding on the Board, the CGN&C Committee or the Company. However, the CGN&C Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Proxy Statement Proposals

Under SEC rules, shareholders wishing to submit proposals for inclusion in the proxy statement for the 2015 Annual Meeting of Shareholders must submit such proposals to the Company at 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: Corporate Secretary, on or before September 23, 2014.

Other Proposals and Nominations

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary no later than September 23, 2014. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable SEC rules.

Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,
/s/ PAUL L. MATECKI
Paul L. Matecki, Secretary
January 17, 2014

RAYMOND JAMES®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 20, 2014.

Vote by Internet

- Go to **www.investorvote.com/rjf**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Nominees*:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Shelley G. Broader	☐	☐	☐	02 - Jeffrey N. Edwards	☐	☐	☐	03 - Benjamin C. Esty	☐	☐	☐
04 - Francis S. Godbold	☐	☐	☐	05 - H. William Habermeyer, Jr.	☐	☐	☐	06 - Thomas A. James	☐	☐	☐
07 - Gordon L. Johnson	☐	☐	☐	08 - Paul C. Reilly	☐	☐	☐	09 - Robert P. Saltzman	☐	☐	☐
10 - Hardwick Simmons	☐	☐	☐	11 - Susan N. Story	☐	☐	☐				

*TO ELECT 11 DIRECTORS: To hold office until the next annual meeting.

	For	Against	Abstain
2. To approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

This Proxy is authorized to vote in accordance with his judgement upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01QUUC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

RAYMOND JAMES®

Proxy — Raymond James Financial, Inc.

880 CARILLON PARKWAY, ST. PETERSBURG, FL 33716
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy previously granted and appoints Thomas A. James and Paul C. Reilly, or either of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes either to represent and to vote as designated herein, all the shares of Common Stock of Raymond James Financial, Inc. held of record by the undersigned on December 13, 2013 at the annual meeting of shareholders to be held on February 20, 2014, or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEM 2.

(Continued and to be marked, dated and signed, on the other side)